Exhibit 1.1

EXECUTION VERSION

LETTER AGREEMENT

June 1, 2021

B. Riley Financial, Inc.

11100 Santa Monica Blvd., Suite 800

Los Angeles, CA 90025

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of May 14, 2020 (as amended through Amendment No. 1, dated as of October 30, 2020, Amendment No. 2, dated as of February 8, 2021, Amendment No. 3, dated as of March 4, 2021, Amendment No. 4, dated as of March 26, 2021, and Amendment No. 5, dated as of May 10, 2021), by and among Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), as the borrower, Bank of America, N.A., as administrative agent, and each of the Lenders party thereto, including B. Riley Financial, Inc. (“B. Riley,” and, together with the Company, the “Parties”); and that certain Underwriting Agreement, dated May 4, 2021, by and between the Company and B. Riley Securities, Inc. as representative of the several underwriters named therein (the “Underwriters”), pursuant to which the Company issued and sold to the Underwriters 4,000,000 shares (the “Underwritten Shares”) of 7.75% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”). The Underwritten Shares were issued pursuant to an underwritten public offering (the “Offering”). In addition, pursuant to the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for 30 days, to purchase up to 600,000 additional shares of Preferred Stock.

The Company hereby agrees to issue to B. Riley Securities, Inc. an aggregate 2,916,880 shares of Preferred Stock (the “Private Shares”) in consideration for the cancellation or deemed prepayment of $73,330,152.36 principal amount of the existing Term Loans (the “Prepaid Term Loans”) pursuant to Section 2.05(a)(i) of the Credit Agreement (the “Deemed Prepayment”) and to pay B. Riley $850,171.45 in cash by wire transfer of immediately funds in respect of accrued and unpaid interest thereon through (but not including) the date hereof, and B. Riley agrees to provide, or cause its applicable affiliates to provide, such evidence of the cancellation or deemed prepayment of the Prepaid Term Loans as the Company shall reasonably request. The Company hereby agrees to take and cause to be taken all such actions, and to do and cause to be done all such things, as may be necessary or advisable to issue the Private Shares to B. Riley or its designated affiliates in accordance with applicable law. From and after the date hereof, the Company hereby further agrees to furnish B. Riley with copies of such opinions, certificates, letters and other documents as B. Riley may reasonably request to evidence the issuance of the Private Shares.

B. Riley represents and warrants to the Company as of the date hereof and agrees as follows:

(a)            B. Riley is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. B. Riley has all requisite corporate or other similar power and authority to enter into this letter agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate or other similar acts and other proceedings required to be taken by B. Riley to authorize the execution, delivery and performance of this letter agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This letter agreement has been duly executed and delivered by B. Riley and constitutes a legal, valid and binding obligation of B. Riley, enforceable against B. Riley in accordance with its terms.

(b)            B. Riley acknowledges that it has received all of the information it considers necessary or appropriate for deciding whether to enter into this letter agreement and the Deemed Prepayment and acquisition of the Private Shares in connection therewith. B. Riley further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Preferred Stock and the business, properties, prospects and financial condition of the Company. B. Riley hereby represents and warrants that it is an investor in securities of companies and acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Private Shares. B. Riley hereby represents and warrants that it is an “accredited investor” within the meaning of the Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect.

(c)            In entering into this letter agreement and the transactions contemplated hereby, B. Riley has acted and is acting for itself and not at the direction or instruction of any other person, including, without limitation, the Company, and B. Riley has not held, is not holding and will not hold itself out as an agent, underwriter or financial advisor to the Company in connection with the transactions contemplated hereby. B. Riley acknowledges and agrees that it has not received and is not entitled to receive from the Company any commission or other remuneration, directly or indirectly, in connection with the solicitation for and acquisition of the Private Shares or the Deemed Prepayment. Furthermore, B. Riley acknowledges (i) that the Private Shares are being issued in reliance upon B. Riley’s representation to the Company, which B. Riley hereby confirms, that the Private Shares will be acquired for investment for B. Riley’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, other than in accordance with the Securities Act of 1933, as amended (the “Securities Act”) and (ii) that the issuance of the Private Shares is intended to be a private placement of restricted securities exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder, which exemption depends upon, among other things, the accuracy of B. Riley’s representations expressed herein. B. Riley represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Private Shares and that it has not been organized for the specific purpose of acquiring the Private Shares.

(d)            B. Riley is not acquiring the Private Shares as a result of any “general solicitation” or “general advertising,” as such terms are used in Regulation D under the Securities Act, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(e)            B. Riley understands and acknowledges that the Private Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may only be resold pursuant to an effective registration statement or an available exemption. B. Riley represents that it is familiar with SEC Rule 144 (“Rule 144”) as presently in effect and understands the resale limitations imposed thereby and by the Securities Act.

(f)            The Private Shares shall be stamped or imprinted with a legend substantially similar to the following (in addition to any legend required by state securities laws):

“THE SHARES EVIDENCED HEREBY WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SHARES EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SHARES EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 506 OF REGULATION D PROMULGATED THEREUNDER. THE HOLDER OF THE SHARES EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SHARES MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IN FORM REASONABLY ACCEPTABLE TO THE COMPANY IF THE COMPANY REASONABLY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SHARES EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE.”

(g)            B. Riley covenants that in no event will B. Riley dispose of any of the Private Shares other than in conjunction with an effective registration statement for the Private Shares under the Securities Act or in compliance with Rule 144 unless and until (i)(A) B. Riley shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition and (B) if reasonably requested by the Company, B. Riley shall have furnished the Company with an opinion of counsel reasonably satisfactory in form and substance to the Company to the effect that such disposition under such circumstances will not require registration under the Securities Act or (ii) the Company shall have received a letter secured by B. Riley from the staff of the SEC stating that no action will be recommended to the enforcement division of SEC with respect to the proposed disposition.

Promptly following the date of this letter agreement, the Parties will negotiate in good faith and use commercially reasonable efforts to enter into an agreement providing B. Riley or its designated affiliates with customary registration rights in respect of any Private Shares or other restricted securities issued by the Company that are held by B. Riley or such designated affiliates, which registration rights shall include the terms set forth on Exhibit A attached hereto.

THIS LETTER AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK. Sections 10.04, 10.14 and 10.15 of the Credit Agreement are hereby incorporated herein by this reference.

This letter agreement supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This letter agreement may be signed in counterparts (which may include counterparts delivered by any standard form of electronic communication), each of which shall be an original and all of which together shall constitute one and the same instrument.

The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this letter or any document to be signed in connection with this letter shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

No amendment or waiver of any provision of this letter agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the Parties.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this letter agreement by signing in the space provided below.

Very truly yours,

Babcock & Wilcox Enterprises, Inc.

By:	/s/ Louis Salamone
Name: Louis Salamone
Title: Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Accepted as of the date hereof:

B. Riley Financial, Inc.

By:	/s/ Bryant Riley
Name: Bryant Riley
Title: Chariman

Exhibit A

Preferred Stock Registration Rights

The following list is intended to indicate certain basic terms of the registration rights that will be held by B. Riley Financial, Inc. or its designated affiliates (each, a “Holder”) in respect of any securities issued by Babcock & Wilcox Enterprises, Inc. (the “Issuer”). It is not, and is not intended to be, a definitive list of all of the terms that would be included in a definitive registration rights agreement.

•	“Registrable Securities” shall include any shares of preferred stock or other restricted securities issued or issuable by the Issuer that are beneficially owned by a Holder, excluding any such securities that may be sold pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) by such Holder without being subject to the volume and manner of sale restrictions thereunder.

•	Reasonably promptly but in any event within 60 days following a request by any Holder, the Issuer shall register all of such Holder’s Registrable Securities on a registration statement on Form S-3 (or any similar or successor form) and use its reasonable best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission as promptly as possible. Demands to register the Registrable Securities on Form S-3 will not be deemed to be demand registration requests (as described below).

•	Holders of Registrable Securities will be entitled to at least two underwritten demand registrations (subject to usual and customary exceptions and limitations).

•	Each Holder of Registrable Securities will have customary “piggyback” rights with respect to any proposed registration by the issuer of any Registrable Securities under the Securities Act (subject to usual and customary exceptions and limitations).

•	All costs, fees and expenses incident to the Issuer’s compliance with the contemplated registration rights agreement, including registration expenses or expenses related to a proposed underwritten offering (other than underwriting discounts and selling commissions), will be paid by the Issuer regardless of whether a registration, once properly demanded or requested, becomes effective or is withdrawn or suspended.